Exhibit 99.1

Collier Creek Holdings, Founded by Chinh E. Chu, Roger K. Deromedi and Jason K.
Giordano, Announces Pricing of $400 Million Initial Public Offering

NEW YORK, Oct. 4, 2018 — Collier Creek Holdings (the "Company") announced today the pricing of its initial public offering of 40,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol "CCH.U" beginning on October 5, 2018. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the NYSE under the symbols "CCH" and "CCH WS," respectively.

Collier Creek Holdings, founded by Chinh E. Chu, Roger K. Deromedi and Jason K. Giordano, is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any industry, the Company intends to focus its search for a business that would benefit from the founders’ experience acquiring and operating businesses in the consumer goods industry and related sectors.

Citigroup, Credit Suisse and BofA Merrill Lynch are acting as the joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 6,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146; Credit Suisse, Prospectus Department, One Madison Avenue, New York, New York 10010, by telephone at (800) 221-1037 or by email at newyork.prospectus@credit-suisse.com; or BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department or by email at dg.prospectus_requests@baml.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission ("SEC") on October 4, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the proposed initial public offering and the anticipated use of the proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the Company's proposed initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Jonathan Keehner / Julie Oakes / Tim Ragones

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449